Exhibit 99.1

FOR IMMEDIATE RELEASE

NUBURU Announces Closing of $38.0 Million Public Offering

Financing positions NUBURU to advance the proposed Tekne acquisition and retire outstanding indebtedness

Denver, CO - July 17, 2026 - NUBURU, Inc., a next-generation dual-use Defense & Security integrated platform company, today announced the closing of its previously announced best-efforts public offering, generating gross proceeds of approximately $38.0 million, before deducting placement agent fees and other offering expenses.

The offering consisted of an aggregate of 244,372,984 shares of common stock and/or pre-funded warrants to purchase shares of common stock, together with accompanying shares of Series B Preferred Stock. The combined public offering price was $0.1555 per share of common stock and accompanying Series B Preferred Stock, or $0.1554 per pre-funded warrant and accompanying Series B Preferred Stock, reflecting the $0.0001 exercise price of each pre-funded warrant. The $0.1555 combined public offering price represented approximately a 30% premium to the $0.1199 closing price of NUBURU common stock on July 15, 2026. The offering was led by a New York-based single-family office, with participation from other well-known accredited investors and family offices.

Joseph Gunnar & Co., LLC acted as the exclusive placement agent for the offering.

Because NUBURU's stock traded below $0.10 during the trading day, it received notice from NYSE American indicating that it was in violation of Section 1003(f)(v) of the NYSE American Company Guide and that NYSE American would commence proceedings to delist the common stock. NUBURU intends to appeal this decision and implement a reverse stock split to regain compliance, for which it has already obtained stockholder approval.

"The successful completion of this financing represents an important milestone in NUBURU's transformation," said Alessandro Zamboni, Executive Chairman and Co-CEO of NUBURU. "We are truly grateful for the support from our large investors today who closed our transaction. With their help and belief in our vision, we are now positioned to advance the proposed Tekne acquisition, substantially simplify our capital structure through the planned repayment of our outstanding debenture and continue building our integrated Defense & Security platform. We will work quickly to implement a reverse stock split to regain compliance and build the stock value that our supportive investors deserve."

Dario Barisoni, Co-CEO of NUBURU and CEO of NUBURU Defense LLC said, "We look forward to continuing the Golden Power process, progressing toward the closing of the Tekne transaction and accelerating the integration of our software, photonics, electronic warfare, defense mobility and advanced manufacturing capabilities into a unified Defense & Security platform."

Offering and Prospectus Information

The securities were offered by NUBURU pursuant to an effective registration statement on Form S-1 (File No. 333-297408) filed with the U.S. Securities and Exchange Commission (the "SEC"). A final prospectus relating to and describing the final terms of the offering has been filed with the SEC and is available on the SEC's website at www.sec.gov.

Copies of the final prospectus may also be obtained from Joseph Gunnar & Co., LLC, Attn: Syndicate Department, 40 Wall Street, 30th Floor, New York, NY 10005, by telephone at (212) 440-9600 or by e-mail at prospectus@jgunnar.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

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About NUBURU, Inc.

NUBURU, Inc. is a next-generation dual-use Defense & Security integrated platform company delivering software-orchestrated, hardware-enabled capabilities for defense and security, critical-infrastructure and digital-resilience markets. Its platform strategy includes directed-energy and non-kinetic effects, electronic warfare and CEMA, defense mobility, operational-resilience software and advanced deployable manufacturing.

NUBURU is focused on strengthening its capital structure, integrating strategic investments and converting its opportunity pipeline into contractual orders and sustained revenue growth. For more information, please visit www.nuburu.net/investor-relations and follow NUBURU on X at https://x.com/nuburulasers and on LinkedIn at https://www.linkedin.com/company/nuburu.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding anticipated net proceeds and the intended use of proceeds; repayment of the outstanding debenture and Lyocon notes; the expected reduction in equity-line usage and recurring share issuances; the Golden Power process and proposed Tekne acquisition; the expected consolidation and contribution of Tekne's operations and financial results; the conditional mandatory-conversion payment feature of the Series B Preferred Stock and potential additional cash proceeds; the Company's capital structure, liquidity, platform execution and shareholder-value objectives; and the expected benefits of the Company's Defense & Security transformation plan.

These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including changes in the classification or accounting treatment of the offered securities; the dilutive effect of the offering and future conversions or issuances; failure of the conditions required for a mandatory conversion payment to occur; the possibility that Series B Preferred Stock may convert without additional cash proceeds; insufficient authorized shares or failure to obtain stockholder approval; inability to redeem indebtedness or halt equity-line usage as expected; delay, conditions or denial in the Golden Power process; failure to complete, consolidate or integrate Tekne; differences between expected and actual operating results; inability to satisfy NYSE American continued-listing standards or to implement a reverse stock split and return to listed status; liquidity and capital-market risks; and other risks described in NUBURU's filings with the SEC. NUBURU undertakes no obligation to update any forward-looking statement except as required by law.

Contact: Investor Relations ir@nuburu.net | Media press@nuburu.net | www.nuburu.net

Source: NUBURU, Inc.